Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO ACQUIRES
YOUNGSTOWN OPERATIONS

CRANFORD, NJ, December 16, 2009 – Metalico, Inc. (NYSE Amex: MEA) announced today that it has completed the purchase of the operating assets of Youngstown Iron & Metal (“YIM”) and Atlas Recycling (“Atlas”) located principally in Youngstown, Ohio.

The acquisition includes all inventory and equipment and will include all real estate owned by affiliates of the sellers and used in their businesses. The purchase price was not disclosed.

Acquired assets include a Newell 80-104 auto shredder located directly adjacent to YIM’s key consumer, V&M Star, a leading producer of seamless Oil Country Tubular Goods.

The shredder is supported by three other nearby locations, including a ferrous and non-ferrous feeder buying yard in Warren, Ohio, and related transportation and maintenance facilities.

YIM over the last two years averaged $50 million of annual revenue and sold an annual average of 105,000 gross tons of scrap steel and approximately 15 million pounds of non-ferrous products. The YIM operations complement Metalico’s Akron, Ohio scrap operations only 50 miles west of Youngstown. Metalico’s Pittsburgh regional scrap operations are headquartered only 70 miles east of the new facilities. YIM will draw on Metalico’s extensive network of scrap suppliers and its capital resources to greatly increase operating capacity and utilization at the shredder and elsewhere in the operations.

YIM’s contribution to Metalico’s results is expected to be accretive to earnings immediately.

Commenting on the acquisition, Metalico President and Chief Executive Officer Carlos E. Agüero said, “The Youngstown purchase is consistent with Metalico’s expansion strategy of penetrating geographically contiguous markets and extracting the operating synergies that surface in consolidation.”

He added, “As a result of the weak economy and the tight credit conditions today for smaller, family owned companies, we are finding realistically valued acquisition opportunities in markets we target for expansion.”

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-one recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on NYSE Amex under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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